DUET ACQUISITION CORP.

January 14, 2022

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Shih-Kuei Chen

Re:	DUET Acquisition Corp. (the “Company”) Registration Statement on Form S-1 (File No. 333-261494) (the “Registration Statement”)

Dear Mr. Chen,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., Eastern time, on Wednesday, January 19, 2022, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at +60-3-9201-1087 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

V03-11-02, Designer Office. V03, Lingkaran SV, Sunway Velocity, Kuala Lumpur, Malaysia 55100

Telephone: +60-3-9201-1087

Very truly yours,

DUET Acquisition Corp.

By:	/s/ Yeoh Oon Lai
Name:	Yeoh Oon Lai
Title:	Co-Chief Executive Officer

[Signature Page to Acceleration Request Letter]